EXHIBIT 99.1
Replidyne contact:
Sabrina B. Oei
Dir. Investor & Public Relations
T: (303) 996-5535
Replidyne Announces 2007 Fourth Quarter and Full Year Results
Louisville, CO, February 26, 2008 – Replidyne, Inc. (Nasdaq: RDYN) today announced its financial results for the fourth quarter and full year ended December 31, 2007.
Replidyne reported a net loss of $16.9 million for the fourth quarter ended December 31, 2007, or a net loss per basic and diluted common share of $0.63 per share, compared to a net loss of $9.6 million, or $0.36 per basic and diluted common share, for the quarter ended December 31, 2006. For the year ended December 31, 2007, Replidyne reported net income of $7.7 million, or $0.29 per share basic common share and $0.28 per diluted common share, compared to a net loss of $29.2 million, or $2.49 per basic and diluted common share, for the year ended December 31, 2006. Net income for the current year was due to revenue recognized upon termination of the company’s commercialization and development agreement for faropenem medoxomil (faropenem) with Forest Laboratories (Forest) in May 2007. Cash, cash equivalents and short-term investments at December 31, 2007 totaled $90.3 million.
“At the end of 2007, we streamlined our operations by restructuring the organization and re-prioritizing our research and development pipeline. In 2008, we continue to focus on our main objectives,” said Kenneth J. Collins, Replidyne’s President and CEO. “Securing a partner for the faropenem program remains a top priority. We intend to advance our Clostridium difficile program and file an IND by the end of the year. Also by the end of the year, we expect to identify an IND candidate from our DNA replication inhibition program. Finally, we will continue to seek strategic alternatives that augment our pipeline and add value.”
Revenue for the year ended December 31, 2007 was $58.6 million. Upon termination of the commercialization and development agreement with Forest, all unamortized upfront and milestone payments as well as contract revenue for funded activities were fully recognized as revenue in the period ended May 7, 2007. Replidyne will not report any revenue under this agreement for future reporting periods.

Research and development expenses in the fourth quarter of 2007 were $14.9 million compared to $13 million in the corresponding quarter of 2006. Faropenem related expense represented approximately 77% of total research and development expense in the quarter, primarily for costs to prepare for patient enrollment in three planned Phase III clinical trials of faropenem, one for treatment of acute bacterial sinusitis and two for treatment of community acquired pneumonia, as well as costs to support the ongoing placebo-controlled Phase III clinical trial of faropenem for treatment of acute exacerbation of chronic bronchitis. Fourth quarter 2007 expense also included $1.7 million related to contingent supply agreement costs related to the delayed development program for faropenem. Additionally, research and development expense included increased costs for preclinical activities targeted to Replidyne’s discovery research programs, primarily its C. difficile and inhibition of DNA replication programs offset by decreased expense related to the REP8839 program that was suspended in December 2007. Research and development expense was $43.3 million for the full year 2007 compared to $38.3 million in 2006. The increase in full year research and development expense reflected increased costs to prepare for future clinical trials of faropenem and ongoing execution of the placebo-controlled Phase III clinical trial for treatment of acute exacerbations of chronic bronchitis as well as increased preclinical activities within the C. difficile and inhibition of DNA replication programs. These increases were partially offset by lower full year contingent supply agreement costs related to the faropenem program and $1.5 million of product acquisition cost in 2006 to complete the purchase of tRNA synthetase technology from GlaxoSmithKline which includes Replidyne’s C. difficile program and REP8839.
Sales, general and administrative expenses for the fourth quarter of 2007 were $3.2 million compared to $3.5 million in the fourth quarter of 2006 reflecting lower marketing study expenses in the 2007 quarter. Included in the 2007 quarter result was $0.6 million related to the organizational restructuring implemented on December 10, 2007. Full year 2007 selling, general and administrative expenses were $13 million compared to $12.2 million in 2006 reflecting increased full year compensation costs, restructuring expense, and increased professional fees related to public company compliance.
Investment income for the fourth quarter of 2007 was $1.2 million compared to $1.7 million for the fourth quarter of 2006, primarily reflecting lower cash balances available for investment in the 2007 period. Full year 2007 investment income was $5.5 million compared to $6.0 million 2006.
As reported in its 2006 results, through July 3, 2006 Replidyne recorded dividends due to preferred shareholders of $5.4 million. All outstanding preferred stock and accumulated dividends were converted into common stock upon closing of the initial public offering on July 3, 2006 and no preferred stock or accrued dividends were outstanding after that date.
Conference Call Information
Replidyne will host a conference call and webcast today, February 26, 2008, at 4:45 P.M. EDT to discuss 2007 fourth quarter and full year financial results and update the Company’s expectations. Callers may participate in the conference call by dialing 866-510-0707 (domestic) or 617-597-5376 (international), and providing the passcode 33794809. To access the live webcast, log on to the Company’s website at www.Replidyne.com and go to the Investor Relations section.
A replay of the conference call will be available approximately one hour after the completion of the call through Tuesday, March 11, 2008 at midnight. Callers may access the replay by dialing 888-286-8010 (U.S. participants) or 617-801-6888 (international participants). The audio replay passcode is 92464480. To access a replay of the webcast, visit the Investor Relations section of the Company’s website at www.Replidyne.com.
About Replidyne, Inc.
Replidyne is a biopharmaceutical company focused on discovering, developing, in-licensing and commercializing innovative anti-infective products. Replidyne’s lead product, faropenem medoxomil, is a novel oral community antibiotic, expected to be appropriate for use as a first-line antibiotic for treatment of respiratory and skin infections in adult and pediatric patients. Replidyne’s investigational antibacterial agent REP3123 targets Gram-positive C. difficile bacteria and C. difficile-associated disease (CDAD). Replidyne is pursuing the development of other novel anti-infective programs based on its DNA replication inhibition technology and its in-house discovery research.
Safe Harbor
This press release contains plans, intentions, objectives, estimates and expectations that constitute forward-looking statements about Replidyne, Inc. that involve significant risks and uncertainties. Actual results could differ materially from those discussed due to a number of factors including, the success and timing of pre-clinical studies and clinical trials; the Company’s ability to obtain a new partner for faropenem on acceptable terms; the Company’s ability to obtain and maintain regulatory approval of product candidates and the labeling under any approval that may be obtained; plans to develop and commercialize product candidates; the loss of key scientific or management personnel; the size and growth of the potential markets for the Company’s product candidates and the Company’s ability to serve those markets; regulatory developments in the U.S. and foreign countries; the rate and degree of market acceptance of any future products; the accuracy of Company estimates regarding expenses, future revenues and capital requirements; the Company’s ability to obtain and maintain intellectual property protection for our product candidates; the successful development of the Company’s sales and marketing capabilities; the success of competing drugs that are or become available; and the performance of third party manufacturers. These and additional risks and uncertainties are described more fully in the Company’s most recent Form 10-Q filed with the SEC under the Securities Exchange Act of 1934. Copies of filings made with the SEC are available through the SEC’s electronic data gather analysis and retrieval system (EDGAR) at www.sec.gov. All forward-looking statements made in the press release are made as of the date hereof and the Company assumes no obligation to update the forward-looking statements in the document.

REPLIDYNE, INC.
CONDENSED BALANCE SHEETS
(in thousands)
(unaudited)

	December 31,	December 31,
	2007	2006
ASSETS
Current assets:
Cash and cash equivalents	$43,969	$24,091
Short-term investments	46,297	101,476
Receivable from Forest Laboratories	—	4,634
Prepaid expenses and other current assets	2,429	2,079

Total current assets	92,695	132,280

Property and equipment, net	1,905	3,170
Other assets	90	111

Total assets	$94,690	$135,561

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable and accrued expenses	$12,255	$7,957
Deferred revenue	—	56,176

Total current liabilities	12,255	64,133

Other long-term liabilities	31	56

Total liabilities	12,286	64,189

Commitments and contingencies

Stockholders’ equity	82,404	71,372

Total liabilities and stockholders’ equity	$94,690	$135,561

REPLIDYNE, INC.
CONDENSED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2007	2006	2007	2006
Revenue	—	$5,387	$58,571	$15,988

Costs and expenses:
Research and development	14,851	13,008	43,313	38,295
Sales, general and administrative	3,217	3,511	13,020	12,187

Total costs and expenses	18,068	16,519	56,333	50,482

Net income (loss) from operations	(18,068)	(11,132)	2,238	(34,494)
Investment income and other, net	1,125	1,515	5,454	5,245

Net income (loss)	$(16,943)	$(9,617)	$7,692	$(29,249)
Preferred stock dividends and accretion	—	—	—	(5,391)

Net income (loss) attributable to common stockholders	$(16,943)	$(9,617)	$7,692	$(34,640)

Net loss attributable to common stockholders per share — basic	$(0.63)	$(0.36)	$0.29	$(2.49)

Net loss attributable to common stockholders per share — diluted	$(0.63)	$(0.36)	$0.28	$(2.49)

Weighted average common shares outstanding — basic	26,828	26,520	26,730	13,908

Weighted average common shares outstanding — diluted	26,828	26,520	27,666	13,908

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